Exhibit 10.7

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (the “Agreement”), made and entered into as of August 15, 2018 (the “Execution Date”), is by and between Global BioLife Inc., a Nevada corporation (“GBLI”) whose address is 4800 Montgomery Lane, Ste 210, Bethesda, MD, 20814 and Chemia Corporation, a Missouri corporation (“CHEMIA”) whose address is 11558 Rock Island Ct, Maryland Heights, MO 63043.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Definitions. “Intellectual Property” shall mean: (a) all patents and patents pending owned, in whole or in part, by GBLI which relate to 3F, a formulation composed of chemical compounds extracted from natural plants designed to repel mosquitos and further described on Exhibit A attached hereto; (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith as set forth on Exhibit A attached hereto; (c) all copyrights, derivative works and applications, registrations and renewals in connection therewith as specifically set fo1ih on Exhibit A attached hereto; and (d) all patent and copyright rights in logical extensions of the currently existing 3F technology.

2.	Assignment. CHEMIA hereby assigns, transfers and conveys to GBLI all of CHEMIA’s right, title and interest in and to CHEMIA’s contributions to the 3F formulations described on Exhibit A attached hereto. CHEMIA warrants that that it has good title to such rights and interests free and clear of any lien, claim or other encumbrance of any nature whatsoever and that CHEMIA has not granted any license or right under such rights and interests to any third party. Except as specifically set forth above, CHEMIA’s rights are sold and transferred “AS IS” and CHEMIA disclaims any and all warranties of any kind or nature, whether express or implied, relating to performance, marketability, or otherwise in any respect related to such rights or any products made therefrom or therewith. CHEMIA further disclaims any express or implied warranties of merchantability or fitness for a particular purpose and disclaims any express or implied warrai1ty regarding the non-infringement of any patent, copyright, trademark or other rights of third parties in connection with the practice of the rights or the making, using or selling or other distribution of products by any person or entity. GBLI and its licensees, and its sublicensees, assume the entire risk and responsibility for the safety, efficacy, performance, design, marketability, title and quality of all products.

3.	GBLI Covenant. Except for the third-party licensing program contemplated by Section 5 below, GBLI hereby covenants and agrees that it shall not assign, transfer or convey any of its rights, title or interests in and to the Intellectual Prope1iy without the prior written consent of CHEMIA, such consent not to be unreasonably withheld, conditioned or delayed.

4.	Cost of Patent Application. Costs to prepare and finalize any necessary patent application shall be borne as follows: GBLI shall be responsible for all costs, including legal costs, to prepare, file and prosecute all patent applications, and to maintain all issued patents, claiming any inventions that are comprised by the Intellectual Property. GBLI shall also have the sole discretion in directing the efforts (including the discretion to not pursue efforts) in connection with the application and prosecution of patent applications claiming any inventions that are comprised by the Intellectual Property.

5.	Cost of Licensing Efforts. GBLI shall be responsible for all costs, including legal costs, to prepare and finalize any efforts to licensing (or other transfer) of the Intellectual Property to third parties. GBLI shall also have the sole discretion in directing the efforts (including the decision not to pursue effo11s) in securing the licensing (or other transfer), which shall include the scope and level of efforts and exclusivity, for the Intellectual Property; provided however, that GBLI is expected to engage Destum Partners as consultant to advise and consult on the licensing of the Intellectual Prope11y.

6.	Support and Manufacture of the Intellectual Property. CHEMIA agrees to use commercially reasonable endeavors to support the patent and licensing efforts pertaining to the Intellectual Property. These efforts shall include but are not limited to:

a.	providing formulations included in the Intellectual Property;

b.	providing a manufacturing process, which shall include manufacturing samples of the Intellectual Property in suppo1i of the licensing efforts; and

c.	demonstrating its ability to manufacture the Intellectual Property pursuant to any licensing opportunities in the future.

7.	Royalty Payments.

a.	Royalty Payments. Any payments, revenue, income and/or consideration received by GBLI or CHEMIA, including any Affiliate of GBLI or CHEMIA, related to the development, sales, licensing (including sub-licensing), or transfer of the Intellectual Prope11y anywhere in the world, including without limitation, the sale or distribution of any product or material that incorporates, relies upon or embodies any of the Intellectual Property (collectively “IP Revenue”), shall be split by GBLI and Chemia in the following manner:

50% of IP Revenue to GBLI

50% of IP Revenue to Chemia

(collectively, the “Royalty Payments” and individually, a “Royalty Payment”)

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If any of such IP Revenue received by a pa1iy is other than cash or partly in cash and partly in the form of other consideration, the Royalty Payment shall be based on the fair and reasonable cash equivalent value of such non-cash property. For purposes of this Agreement, “Affiliate” shall mean any Person those controls, is controlled by or is under common control with either a party hereto. The term “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting stock or equity interest of the subject Person. “Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

In order to insure the parties of the full Royalty Payments contemplated hereunder, the parties agree that, in the event any IP Revenue is received by a party hereto from a corporation, firm, or association with which, or individual with whom, such party or its stockholders have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding, or arrangement, the IP Revenue paid by such corporation, firm, association, or individual would be higher than the IP Revenue repotted by such party, then, and in any such events, the Royalty Payments to be paid hereunder in respect of such IP Revenue will be based on such higher value.

b.	Time. Any Royalty Payments received by either patty shall be distributed to the other party pursuant to Section 7(a) within ten days.

c.	Expenses. All of the reasonable and documented out-of-pocket costs paid by GBLI of the patent application and the licensing efforts, listed above in Sections 4 and 5, shall be reimbursed to GBLI from any payment related to the Intellectual Property prior to any Royalty Payments.

d.	Records. Each Patty shall keep true, complete and accurate accounting books and records related to any payments or reimbursements it receives related to the Intellectual Property. The books and records must be maintained for at least five (5) years. Upon notice by a party (the “Auditing Party”), the other party shall give a certified public accountant designated by the Auditing Party and reasonably acceptable to the other party access to all books and records relating to the determination and calculation of Royalty Payments to conduct, at the Auditing Party’s expense, an audit or review of those books and records. This access must be available at least once every twelve (12) months, during regular business hours. If any such audit or review determines that the other party has underpaid Royalty Payments by 5% or more for any audited period, the other patty shall (a) reimburse the Auditing Patty for the reasonable out-of-pocket costs and expenses of the accountants and auditors in connection with the review and audit and (b) immediately pay the Auditing Patty the amount of such underpayment along with interest on the past due amount at a rate of 1.5% per month.

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8.	Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing as follows:

Notices to GBLI:	Global BioLife, Inc.
4800 Montgomery Lane
Bethesda, MD 02814
	Attn:	Fai H. Chan
	Email:	fai@sed.com.sg
Phone:

Notices to Chemia:	Chemia Corporation
11558 Rock Island Ct. Maryland Heights, MO 63043 Attn: Nicholas A. Van Rees
	Email:	nick@chemiacorp.com
Phone:

9.	Term. The initial term of this Agreement shall begin as of the Execution Date and shall extend until the latter of (i) the last to expire patent claiming any inventions that are comprised by the Intellectual Property, or (ii) the date that is twenty (20) years after the Execution Date. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless otherwise mutually agreed by the parties.

10.	Assignment. This Agreement may not be assigned by CHEMIA, other than to an Affiliate of CHEMIA, without GBLI’s prior written consent, which it may withhold in its sole and absolute discretion. This Agreement, including all, but not less than all rights, duties and obligations, shall be assignable by GBLI without restrictions; provided, that GBLI must provide CHEMIA written notice of any such assignment within thirty (30) days of such assignment. Any attempted assignment except as expressly permitted hereby shall be null and void and of no effect.

11.	Waiver or Delay. No waiver of any provision of this Agreement, nor delay in enforcing any rights hereunder, shall be construed as a continuing waiver or create an expectation of non-enforcement of that or any other provision or right.

12.	Severability. The provisions of this Agreement are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by vi1iue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

13.	Authority and Entire Agreement. Each of the parties represents and warrants to the other that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms, (b) no authorization or approval from any third party is required in connection with such pa1iy’ s execution, delivery, or perf01mance of this Agreement, and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound. This Agreement constitutes the parties’ entire agreement with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous communications regarding their subject matter. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement specifically supersedes Memorandums of Understanding between the parties in on or around November 9, 2017 and October 17, 2017 that among other things, included proposed understandings about Laetose, 3F Anti-Aggression, and a skin lightening formula.

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14.	Amendments and Modifications. This Agreement may not be amended or modified except by subsequent written agreement duly signed by authorized representatives of both parties.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the choice of laws principles thereof.

16.	Attorneys’ Fees. The prevailing party in any action for breach of or to enforce this Agreement shall be paid its reasonable attorneys’ fees by the non-prevailing party. The court shall determine the prevailing party.

17.	Miscellaneous. This Agreement is not binding upon the parties until it is signed below on behalf of each patty. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written

CHEMIA CORPORATION		GLOBAL BIOLIFE, INC.
a Missouri corporation		a Nevada corporation

By:	/s/ Nicholas A. VanRees	By:	/s/ Fai H. Chan
Name:	Nicholas A. VanRees	Name:	Fai H. Chan
Title:	President	Title:	Chairman

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EXHIBIT A

DESCRIPTION OF 3F MOSQUITO REPELLENT

3F (Functional Fragrance Formulation) Mosquito is made up of specialized ingredients sourced from botanicals that mosquitoes avoid. These ingredients are scientifically proven to affect mosquito’s receptors, essentially making the mosquito blind to your presence. We have developed a suite of fragrances for addition into laundry detergents, shampoos and lotions to provide additional layers of protection against mosquitoes.

DESCRIPTION OF 3F ANTI-VIRAL

3F (Functional Fragrance Formulation) Anti-Viral is made up of specialized ingredients sourced from botanicals known to kill viruses. These ingredients are scientifically proven to inhibit viral replication. We have developed a suite of fragrances for addition into laundry detergents, shampoos and lotions to provide additional layers of protection against viruses.

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